Exhibit 3.4

EXECUTION VERSION

CERTIFICATE OF DETERMINATION

OF

PREFERENCES

OF

CONVERTIBLE SERIES B PREFERRED STOCK

OF

PACIFIC SUNWEAR OF CALIFORNIA, INC.

(Pursuant to Section 401 of the General

Corporation Law of the State of California)

The undersigned, Gary Schoenfeld and Craig Gosselin, hereby certify that (1) Gary Schoenfeld is the duly elected President and Craig Gosselin is the duly elected Secretary of Pacific Sunwear of California, Inc., a California corporation (hereinafter called the “Corporation”), and (2) under authority given by the Corporation’s Third Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), the Board of Directors has authorized the designation of one thousand (1,000) shares of its Preferred Stock, $.01 par value, as Convertible Series B Preferred Stock, $.01 par value, none of which has heretofore been issued, and, in furtherance of the foregoing, the Board Directors has duly adopted the following recitals and resolutions:

WHEREAS, the Restated Articles, provide that the Corporation is authorized to issue two classes of shares, including five million (5,000,000) shares of Preferred Stock, $.01 par value;

WHEREAS, on December 17, 1998 the Corporation designated 1,012,500 shares of Preferred Stock as Series A Junior Participating Preferred Stock, $.01 par value;

WHEREAS, the Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple, fractional, or no voting rights, and such designation, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, of any series that may be desired in respect of the Preferred Stock;

WHEREAS, pursuant to the authority conferred upon the Board of Directors of the Corporation in the Corporation’s Restated Articles, the Board of Directors of the Corporation, on December 5, 2011, unanimously adopted the following resolution designating one thousand (1,000) shares of preferred stock, $.01 par value, as the Convertible Series B Preferred Stock, which such resolution remains in full force and effect without amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to said series of Preferred Stock as follows:

1. Designation and Amount. The shares of such securities shall be designated as “Convertible Series B Preferred Stock” (the “Series B Preferred”) and the number of authorized shares constituting the Series B Preferred shall be one thousand (1,000) (each, a “Share”), which shall not be increased or decreased without the affirmative vote of the holders of a majority of the then outstanding Series B Preferred.

2. Dividends and Distributions. Notwithstanding anything stated herein, the Series B Preferred shall not be entitled to payments of dividends or other distributions from the Corporation.

3. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid, in priority only with respect to the holders of the Common Stock, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder or (ii) the difference between (x) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series B Preferred were converted into Conversion Stock immediately prior to such event less (y) the aggregate Conversion Price payable in connection with such conversion, and the holders of Series B Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation its assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s shareholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Series B Preferred held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of the Corporation’s equity securities in connection with such liquidation, dissolution or winding up. Upon the election of the holders of a majority of the outstanding Shares delivered to the Corporation within 45 days after receipt of the Corporation’s notice thereof to the holders of Series B Preferred, any consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity), any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors or any sale or transfer by the Corporation of a majority of its assets (determined either for the Corporation alone or together with its Subsidiaries on a consolidated basis)

shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 3, and the holders of the Series B Preferred shall be entitled to receive payment from the Corporation of the amounts payable with respect to the Series B Preferred upon a liquidation, dissolution or winding up of the Corporation under this Section 3 in cancellation of their Shares upon the consummation of any such transaction.

4. Redemption.

(a) Redemption. At any time on or after December 7, 2021, the Corporation may, without premium or penalty, redeem all (but not less than all) of the outstanding Shares of Series B Preferred at a price per Share equal to the Liquidation Value thereof.

(b) Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash in immediately available funds equal to the Liquidation Value of such Share. If the funds of the Corporation legally available for redemption of Shares on the Redemption Date are insufficient to redeem all of the Shares, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

(c) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series B Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made and shall provide, as a condition to the effectiveness of such redemption, each holder of Series B Preferred with the opportunity to exercise its rights under Section 6 prior to the Redemption Date if such rights have not expired. Upon mailing any such notice of redemption, the Corporation shall become obligated to redeem all of the Shares at the time of redemption specified therein.

(d) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(e) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series B Preferred, except as expressly authorized herein or pursuant to a purchase offer made in accordance with this Section 4 to all holders of Series B Preferred.

5. Voting Rights.

(a) Election of Directors. In the election of directors of the Corporation, the holders of the then-outstanding Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each Share of Series B Preferred entitled to one vote, shall be entitled (i) until such time as the number of shares of Underlying Stock then held by the holders of the Series B Preferred, together with their Affiliates, is in the aggregate less than 66.67% of the number of shares of Underlying Stock held by the holders of the Series B Preferred, together with their Affiliates, on the Issuance Date (the “66.67% Threshold”) in the aggregate, to elect two directors to serve on the Corporation’s Board of Directors until each such person’s successor is duly elected by the holders of the then-outstanding Series B Preferred or each such person is removed from office by the holders of the then-outstanding Series B Preferred, (ii) if the number of shares of Underlying Stock then held by the holders of the Series B Preferred, together with their Affiliates, is in the aggregate less than the 66.67% Threshold but greater than 33.33% of the number of shares of Underlying Stock held by the holders of the Series B Preferred, together with their Affiliates, on the Issuance Date (the “33.33% Threshold”), to elect one director to serve on the Corporation’s Board of Directors until such person’s successor is duly elected by the holders of the then-outstanding Series B Preferred or such person is removed from office by the holders of the then-outstanding Series B Preferred, (iii) if the number of shares of Underlying Stock then held by the holders of the Series B Preferred, together with their Affiliates, is in the aggregate less than the 33.33% Threshold all Series B Preferred voting rights with respect to the election of directors granted under this Section 5(a) shall terminate. In the event that the holders of the Series B Preferred shall be entitled to elect only one director to serve on the Corporation’s Board of Directors pursuant to this Section 5(a), the holders of the then-outstanding Series B Preferred shall have the right to designate which of the two directors previously elected by the holders of the outstanding Series B Preferred shall remain as a director of the Corporation. If the holders of the Series B Preferred for any reason fail to elect anyone to fill any such directorships, such positions shall remain vacant until such time as the holders of the Series B Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s shareholders.

(b) Other Voting Rights. The holders of the Series B Preferred shall be entitled to notice of all shareholders meetings in accordance with the Corporation’s bylaws, in addition to any other matters for which the holders of Series B Preferred are entitled to vote, and except as set forth in Section 5(a) above and except as otherwise required by applicable law, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote, with each Share of Series B Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

6. Conversion.

(a) Conversion Procedure.

(i) At any time and from time to time prior to December 7, 2021, any holder of Series B Preferred may convert all or any portion of the Series B Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by the Conversion Rate then in effect. Initially, the number of shares of Conversion Stock into which the outstanding shares of Series B Preferred are convertible is, in the aggregate, 13,473,537 shares of Conversion Stock. In order to convert all or any portion of the Series B Preferred, the holder thereof must (i) surrender the certificate or certificates representing the Series B Preferred to be converted to the Corporation, with the form on the reverse of or attached to such certificate or certificates duly executed, and (ii) pay in full the Conversion Price then in effect with respect to the number of shares of Conversion Stock to be issued. Simultaneously with the conversion of all or any portion of the Series B Preferred, payment in full of the Conversion Price shall be delivered to the Corporation. Such payment shall be made (at the option of the holder of such Series B Preferred) (i) in cash, by bank wire transfer in immediately available funds, or (ii) if at the time of such conversion, the per share Fair Market Value of the Common Stock is greater than the Conversion Price, by surrendering a number of shares of Series B Preferred (or fractional portions thereof) having a value, determined as provided in this Section 6(a), equal to the aggregate Conversion Price to be paid at the time of conversion (a “Cashless Conversion”). The value of the Series B Preferred shares so surrendered in a Cashless Conversion shall be equal to the Fair Market Value, at the time of such surrender, of that number of shares of Common Stock into which such shares of Series B Preferred are then convertible, less the aggregate Conversion Price payable with respect to that number of shares of Common Stock into which such shares of Series B Preferred are then convertible.

(ii) Except as otherwise provided herein, each conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred to be converted have been surrendered for conversion at the principal office of the Corporation and the applicable Conversion Price has been paid. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) Notwithstanding any other provision hereof, if a conversion of Series B Preferred is to be made in connection with a Public Offering, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Series B Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iv) As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

(A) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(B) a certificate representing any Shares of Series B Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series B Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vi) The Corporation shall not close its books against the transfer of Series B Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred. In addition, the Corporation shall ensure that (i) the initial holder of the Series B Preferred and its Affiliates will be exempt, only to the extent of the maximum amount of Conversion Stock then issuable upon conversion of all or any portion of the Series B Preferred held by such holders plus any New Securities acquired by such holder and its Affiliates pursuant to Section 7 hereof, from any triggering event or similar event pursuant to any rights plan or similar agreement or plan maintained from time to time by the Corporation, and (ii) without duplication of the rights provided in Section 7, if the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (“Purchase Rights”) pursuant to any such rights plan or similar agreement or plan maintained from time to time by the Corporation, then, upon and at the time of conversion of all or any portion of the Series B Preferred held by the holders thereof, the Corporation shall grant, issue or sell, as applicable, to such holders such Purchase Rights (with the same preferences, privileges and other attributes applicable to the Purchase Rights as granted, issued or sold to the holders of Common Stock) as such holders would or could have acquired had such holders held such shares of Conversion Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, that the terms of the last sentence of this Section 6(a)(vii) shall not apply if such holder or its Affiliates violates clause (A) of Section 5A of the Stock Purchase and Investor Rights Agreement, dated as of December 7, 2011, by and between the Corporation and PS Holdings of Delaware, LLC—Series A (for the avoidance of doubt, after taking into account the provisos contained in such Section 5A).

(viii) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(ix) If the shares of Conversion Stock issuable by reason of conversion of Series B Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

(b) Conversion Price.

(i) The initial Conversion Rate shall be 13,473.537 and the initial Conversion Price is $1.75. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to Sections 6(b)(ii) and (iii) and Sections 6(c), 6(e) and 6(f) for a period of five (5) years following the Issuance Date, at which time the provisions of Sections 6(b)(ii) and (iii) and Sections 6(c), 6(e) and 6(f) shall terminate and from and after the date that is five (5) years following the Issuance Date no adjustment to the Conversion Price in respect of such provisions shall be made hereunder.

(ii) If and whenever on or after the original date of issuance of the Series B Preferred the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Threshold Amount in effect at such time, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(iii) If and whenever on or after the original date of issuance of the Series B Preferred the Corporation declares or pays any cash dividends upon the Common Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock, the Conversion Price shall be reduced to the Conversion Price determined by subtracting (a) any such cash dividend declared and paid per share to a holder of Common Stock from (b) the Conversion Price in effect immediately prior to such declaration and payment of the cash dividend.

(iv) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of Common Stock to employees of the Corporation and its Subsidiaries pursuant to a Corporation-sponsored employee benefit plan or agreement, any Corporation-sponsored director compensation plan or agreement, any employment or consulting agreement, any employment offer letter or any similar written agreement (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and as such number includes all such stock options and purchase rights outstanding at the time of the issuance of the Series B Preferred).

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6(b), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Threshold Amount in effect at such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share.

For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Threshold Amount in effect at such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 20 days after written notice thereof has been given by the Corporation to all holders of the Series B Preferred. For purposes of Section 6(c), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 20 days after written notice thereof has been given to all holders of the Series B Preferred. For purposes of Section 6(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series B Preferred.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be mutually agreed in good faith by the Board, on the one hand, and the holders of a majority of the outstanding Series B Preferred, on the other hand.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

(vii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Subdivision or Combination of Common Stock. If the Corporation at any time declares or pays any stock dividends upon the Common Stock or subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Threshold Amount and Conversion Price in effect immediately prior to such event shall be proportionately reduced and the Conversion Rate in effective immediately prior to such event shall be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Threshold Amount and Conversion Price in effect immediately prior to such event shall be proportionately increased and the Conversion Rate in effect immediately prior to such event shall be proportionately reduced.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to ensure that the Series B Preferred shall not be cancelled or retired as a result of such Organic Change (unless a new series or class of securities is issued to the holders of the Series B Preferred in connection with such Organic Change having the same rights (voting and otherwise), privileges, preferences and restrictions applicable to the Series B Preferred) and each of the holders of the Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to ensure that the provisions of this Section 6 shall thereafter be applicable to such shares of stock, securities or assets. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price and Conversion Rate, as applicable, so as to protect the rights of the holders of Series B Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series B Preferred.

(g) If and whenever on or after the original date of issuance of the Series B Preferred, there occurs any consolidation, merger, recapitalization or similar extraordinary transaction involving the Corporation, then the Threshold Amount shall be adjusted to the Threshold Amount that is determined by multiplying (a) the per share Fair Market Value of the common stock of the Person resulting from such transaction (determined as of immediately following the consummation of such transaction) by (b) a fraction, the numerator of which is the Threshold Amount as in effect immediately prior to the consummation of such transaction and the denominator of which is the per share Fair Market Value of the Common Stock as of the close of business on the day immediately preceding the day such transaction is publicly announced.

(h) Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series B Preferred at least 35 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) The Corporation shall also give written notice to the holders of Series B Preferred at least 30 days prior to the date on which any Organic Change shall take place.

7. Preemptive Rights. Upon any issuance for cash of any equity securities or any securities or instruments containing options or rights to acquire any equity securities or any securities or rights to acquire securities that are convertible or exchangeable into, or exercisable for or into, any equity securities of the Corporation (the “New Securities”) for cash, subject to obtaining any required approval of the Corporation’s shareholders to comply with NASDAQ Rule 5635, if the number of shares of Underlying Stock then held by the holders of the Series B Preferred, together with their Affiliates, is in the aggregate greater than 33.33% of the number of shares of Underlying Stock held by the holders of the Series B Preferred, together with their Affiliates, on the Issuance Date, the holders of the Series B Preferred shall have additional subscription rights (at the same per “unit” price being paid by other Persons for such securities, instruments or rights) allowing such holder to maintain its proportionate, as-if-converted ownership interest in the Corporation based on the number of shares of Common Stock outstanding immediately prior to such issuance. For the avoidance of doubt, obtaining such approval shall be a condition for the Corporation to undertake any issuance subject to this Section 7. In the event that any issuance subject to this Section 7 involves a public or Rule 144A offering, the Corporation and the holders of Series B Preferred shall negotiate in good faith as to the provision of such subscription rights so as not to materially delay or jeopardize the success of such public offering. The foregoing shall not apply to any issuance of Excluded Securities.

8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

10. Definitions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Common Stock” means the Corporation’s common stock, $.01 par value, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6(c)(i) and 6(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Series B Preferred.

“Common Stock Equivalents” means, collectively, any warrant, right or option to acquire any shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Excluded Securities” means (i) Qualifying Employee or Director Stock; (ii) the Conversion Stock; and (iii) any shares of Common Stock or Common Stock Equivalents issued as non-cash consideration in connection with any merger, consolidation, acquisition or similar business combination, provided that if any such transaction involves an Affiliate of the Corporation, such transaction is made on an arms’-length basis and supported by a fairness opinion from an Independent Financial Expert.

“Fair Market Value” means:

(i) in the case of shares of stock where, at least four months prior to the issuance thereof, other shares of the same class had already been listed on the New York Stock Exchange or Nasdaq, the average of the daily volume-weighted average prices of such stock for the five consecutive trading days immediately preceding the day as of which Fair Market Value is being determined;

(ii) in the case of securities not covered by clause (i) above or other property, the fair market value of such securities or such other property as mutually agreed in good faith by the Board of Directors, on the one hand, and the holders of a majority of the outstanding Series B Preferred, on the other hand, assuming, in the case of securities, such securities are fully distributed and, in the case of securities or other property, such items are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell, and taking into account all relevant factors; and

(iii) in the case of cash, the amount thereof.

“Fundamental Change” means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Series B Preferred are not changed and the Series B Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended) owns capital stock of the Corporation possessing voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Independent Financial Expert” means a nationally recognized investment banking firm mutually agreed in good faith by the Board of Directors, on the one hand, and the holders of a majority of the outstanding Series B Preferred, on the other hand, which firm does not have a material financial interest in, or other material economic relationship with, either the Corporation or the holders of a majority of the outstanding Series B Preferred or their respective Affiliates.

“Issuance Date” means December 7, 2011.

“Liquidation Value” of any Share as of any particular date shall be equal to $100.00.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof mutually agreed in good faith by the Board of Directors, on the one hand, and the holders of a majority of the Series B Preferred, on the other hand.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Purchase Agreement” means the Stock Purchase and Investors Rights Agreement, dated as of December 7, 2011, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Qualifying Employee or Director Stock” means all equity of the Corporation, or rights or options related thereto, and any restricted stock and restricted stock units of the Corporation issued in the ordinary course of business under any Corporation-sponsored employee benefit plan or agreement, any Corporation-sponsored director compensation plan or agreement, any employment or consulting agreement, any employment offer letter or any similar written agreement, and any Common Stock issued after the date hereof upon exercise of such rights and options.

“Redemption Date” as to any Share means the date specified in the notice of redemption referred to in Section 4(c) hereof; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

“Threshold Amount” means $1.00 per share, as adjusted pursuant to the terms hereof.

“Underlying Stock” means, without duplication, the Conversion Stock plus any other Common Stock, Common Stock Equivalents or other shares of capital stock of the Corporation held by the holders of Series B Preferred and their Affiliates.

11. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of Sections 1 through 12 hereof shall be binding or effective without the prior written consent of the holders of a majority of the Series B Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series B Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series B Preferred then outstanding.

12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

*    *    *    *    *

We declare under penalty of perjury under the laws of the State of California that the matters set forth herein above are true and correct and of our own knowledge.

Dated: December 7, 2011
Gary Schoenfeld, President

Craig Gosselin, Secretary

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